EXHIBIT 99.8

                                                           EXECUTION COPY

                               DST SYSTEMS, INC.
                                 1055 Broadway
                          Kansas City, Missouri 64105

                                 April 28, 1996

Computer Sciences Corporation
2100 East Grand Avenue
El Segundo, California 90245

Dear Sirs:

     Reference is made to the provisions of the Agreement and Plan of Merger, dated as of April 28, 1996 (together with any amendments thereto, the "Merger Agreement"), among The Continuum Company, Inc., a Delaware corporation (the "Company"), Computer Sciences Corporation, a Nevada corporation ("Parent"), and Continental Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the "Merger"). This letter constitutes the undertakings of the undersigned contemplated by the Merger Agreement.

     DST Systems, Inc., a Delaware corporation ("DST"), understands that it may be deemed to be an "affiliate" of the Company, as such term is defined for purposes of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and that the transferability of the shares of common stock, par value $1.00 per share, of Parent (the "Parent Shares") which DST will receive upon the consummation of the Merger in exchange for its shares of common stock of the Company (the "Company Shares") is restricted. Nothing herein shall be construed as an admission that DST is an affiliate.

     DST hereby represents, warrants and covenants to Parent that:

     (a) DST will not transfer, sell or otherwise dispose of any of the Parent Shares except (i) pursuant to an effective registration statement under the Securities Act, or (ii) as permitted by, and in accordance with, Rule 145, if applicable, or another applicable exemption under the Securities Act; and

     (b) DST will not (i) transfer, sell or otherwise dispose of any Company Shares prior to the earlier of (x) the termination of the Merger Agreement, (y) upon the filing of a Certificate of Merger with the Secretary of State of Delaware or (z) September 30, 1996 or (ii) if the Merger is consummated, sell or otherwise reduce its risk (within the meaning of the Securities and Exchange Commission's Financial Reporting Release No. 1., "Codification of Financial Reporting Policies," Section 201.01 [47 F. R. 21028] (May 17, 1982) with respect to any Parent Shares until after such time (the "Delivery Time") as financial results reflecting at least 30 days of post-Merger combined operations of Parent and the Company have been published by Parent, except as permitted by Staff Accounting Bulletin No. 76 issued by the Securities and Exchange Commission; and

     (c) DST shall execute and deliver to Vinson & Elkins, L.L.P., counsel to the Company, and to the Company (with a copy to Parent), a certificate stating that as of the date of the certificate DST has no plan or intention of disposing of the Parent Shares to be received in the Merger, such certificate to be delivered at such time or times as may be reasonably requested by such law firm or the Company, as the case may be, in connection with such law firm's delivery of a tax opinion with respect to the transactions contemplated by the Merger Agreement.

     DST hereby acknowledges that, except as otherwise provided in the Merger Agreement and the Letter Agreement dated April 28, 1996 between DST and Parent regarding registration rights, Parent is under no obligation to register the sale, transfer, pledge or other disposition of the Parent Shares or to take any other action necessary for the purpose of making an exemption from registration available.

     DST understands that Parent will issue stop transfer instructions to its transfer agents with respect to the Parent Shares and that a restrictive legend will be placed on the certificates delivered to it evidencing the Parent Shares in substantially the following form:

     "This certificate and the shares represented hereby have been issued pursuant to a transaction governed by Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and may not be sold or otherwise disposed of unless registered under the Securities Act pursuant to a Registration Statement in effect at the time or unless the proposed sale or disposition can be made in compliance with Rule 145 or without registration in reliance on another exemption therefrom. Reference is made to that certain letter agreement, dated April 28 , 1996, between the Holder and the Issuer, a copy of which is on file in the principal office of the Issuer which contains further restrictions on the transferability of this certificate and the shares represented hereby."

     The term Parent Shares as used in this letter shall mean and include not only the common stock of Parent as currently constituted, but also any other stock which may be issued in exchange for, in lieu of, or in addition to, all or any part of such Parent Shares.

     DST hereby acknowledges that the receipt of this letter by Parent is an inducement and a condition to Parent's obligation to consummate the Merger under the Merger Agreement and that DST understands the requirements of this letter and the limitations imposed upon the transfer, sale or other disposition of the Company Shares and the Parent Shares.

                         Very truly yours,

                         DST Systems, Inc.


                            By:    /s/ Thomas A. McDonnell
                          Name:    Thomas A. McDonnell
                         Title:    President and CEO